Exhibit (h)(9)

                        CO-ADMINISTRATION AND ACCOUNTING
                               SERVICES AGREEMENT

     THIS AGREEMENT is made as of January 1, 2009 by and among PNC Global Investment Servicing (U.S.) Inc., a Massachusetts corporation ("PNC"), Allegiant Asset Management Company ("Advisor"), a Michigan corporation, Allegiant Funds and Allegiant Advantage Fund (each a "Fund," and collectively referred to herein as the "Funds"), each a Massachusetts business trust.

                                   WITNESSETH:

     WHEREAS, each of the Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, each of PNC and Advisor are wholly owned, indirect subsidiaries of PNC Financial Services Group, Inc.; and

     WHEREAS, the Funds wish to retain PNC and Advisor to provide co-administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and each of PNC and Advisor wishes to furnish such services;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.   DEFINITIONS. AS USED IN THIS AGREEMENT:

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Funds and any other person duly authorized by the Funds's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Funds. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d)  "CEA" means the Commodities Exchange Act, as amended.

     (e) "Co-Administrators" means PNC and Advisor, collectively, and "Co-Administrator" means PNC or Advisor, individually.

     (f) "Oral Instructions" mean oral instructions received by a Co-Administrator from an Authorized Person or from a person reasonably believed by the Co-Administrator to be an Authorized Person. A Co-Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it


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          receives from an Authorized Person via electronic mail as Oral
          Instructions.

     (g)  "SEC" means the Securities and Exchange Commission.

     (h) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (i) "Shares" means the shares of beneficial interest of any series or class of the Funds.

     (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by a Co-Administrator or (ii) trade instructions transmitted (and received by a Co-Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. Each Fund hereby appoints PNC and Advisor to provide such co-administration and accounting services to each of its Portfolios as are customarily provided to investment companies in the industry, in accordance with the terms set forth in Sections 15, 16, 17, 18 and 19 of this Agreement. Each of PNC and Advisor accepts such appointment by each Fund and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. Each Fund has provided or, where applicable, will provide the Co-Administrators with the following:

     (a) at a Co-Administrator's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of a Co-Administrator or its affiliates to provide services to each Portfolio and approving this Agreement;

     (b)  a copy of the Fund's most recent effective registration statement;

     (c)  a copy of each Portfolio's advisory agreement or agreements; and

     (d) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4.   COMPLIANCE WITH RULES AND REGULATIONS.

     Each Co-Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to it and the duties to be performed by it hereunder. Except as specifically set forth herein, a Co-Administrator assumes no responsibility for such compliance by the Funds or other entity. In addition, neither Co-Administrator assumes any responsibility for such compliance by the other Co-Administrator.


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5.   INSTRUCTIONS.

     a. Unless otherwise provided in this Agreement, a Co-Administrator shall act only upon Oral Instructions or Written Instructions.

     b. A Co-Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by a Co-Administrator to be an Authorized Person) pursuant to this Agreement. A Co-Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until a Co-Administrator receives Written Instructions to the contrary.

     c. Each Fund agrees to forward to a Co-Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by a Co-Administrator or its affiliates) so that the Co-Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Co-Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or such Co-Administrator's ability to rely upon such Oral Instructions.

6.   RIGHT TO RECEIVE ADVICE.

     a. ADVICE OF THE FUND. If a Co-Administrator is in doubt as to any action it should or should not take, it may request directions or advice, including Oral Instructions or Written Instructions, from a Fund.

     b. ADVICE OF COUNSEL. If a Co-Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, it may request advice at its own cost (unless, given the matter in question, the parties agree that such cost should properly be borne by a Fund) from counsel of its own choosing (who may be counsel for a Fund, a Fund's investment adviser or either Co-Administrator, at the option of the Co-Administrator).

     c. CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions a Co-Administrator receives from a Fund and the advice it receives from counsel, a Co-Administrator may rely upon and follow the advice of counsel. In the event a Co-Administrator so relies on the advice of counsel, it shall be responsible for any action or omission on its part in carrying out such advice which constitutes willful misfeasance, bad faith, negligence or reckless disregard by such Co-Administrator of any duties, obligations or responsibilities set forth in this Agreement.


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     (b)  PROTECTION OF THE CO-ADMINISTRATORS. A Co-Administrator shall be indemnified by each Fund and without liability for any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions a Co-Administrator receives from or on behalf of the Fund or from counsel and which a Co-Administrator believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon a Co-Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of such Co-Administrator's properly taking or not taking such action. Nothing in this subsection shall excuse a Co-Administrator when an action or omission on its part in carrying out such directions, advice, Oral Instructions or Written Instructions constitutes willful misfeasance, bad faith, negligence or reckless disregard by such Co-Administrator of any duties, obligations or responsibilities set forth in this Agreement.

7.   RECORDS; VISITS.

     (a) The books and records pertaining to the Funds and the Portfolios which are in the possession or under the control of a Co-Administrator shall be the property of the Funds. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws, rules and regulations. The Funds and Authorized Persons shall have access to such books and records at all times during the relevant Co-Administrator's normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by the relevant Co-Administrator to the Fund or to an Authorized Person, at the Fund's expense.

     (b) The Co-Administrators shall maintain and preserve the following records:

          (i) all books and records with respect to each Portfolio's books of account;

          (ii)  records of each Portfolio's securities transactions; and

          (iii) all other books and records as are required to be maintained and preserved pursuant to Rules 31a-1, 31a-2 and 31a-3 under the 1940 Act in connection with the services provided hereunder.

8.   CONFIDENTIALITY.

          (a) "Confidential Information" means all information provided by either party (the "Originating Party") and any of its affiliates to the other party (the "Receiving Party") in connection with this Agreement. Confidential Information shall include, without limitation: (i) list(s) of customer names and addresses and other customer-related information, regardless of whether the Originating Party's


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               relationship with the customer ceases, including any nonpublic personal information as defined by federal law, including, but not limited to, the Gramm-Leach-Bliley Act, as it may be amended, any regulations promulgated thereunder and any other customer information protected by applicable state law; (ii) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds, PNC or Advisor, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (iii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds, PNC or Advisor a competitive advantage over its competitors; (iv) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (v) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; (vii) has been or is independently developed or obtained by the receiving party; or
               (viii) is Fund information provided by PNC in connection with an independent third party compliance or other review.

          (b) All Confidential Information shall be held in the strictest confidence and will not be disclosed by either party or its representatives, except as specifically permitted by the terms hereof. Each party and its respective representatives will use the Confidential Information solely for the purposes of performing under and in compliance with the terms of this Agreement, will not use the Confidential Information for any other purpose, and will not disclose or communicate the Confidential Information, directly or indirectly, to any third party except as necessary to carry out the purpose of this Agreement. Each party further agrees that the Confidential Information will be disclosed only to such of its representatives who need to examine the Confidential Information for the purposes described above. Before being provided with any Confidential Information, each such representative shall be informed of the confidential nature of the Confidential Information and shall be directed to treat the Confidential Information confidentially. Each party shall in any event be responsible for any


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               breach of this Agreement by any representative.

          (c) Each party shall take all steps reasonably necessary to keep confidential the Confidential Information and shall take all steps reasonably necessary to assure observation of this Agreement by its representatives. All Confidential Information shall remain the exclusive property of the Originating Party or its affiliates, as applicable. Upon request by the Originating Party, the Receiving Party shall promptly surrender to the Originating Party any of the Confidential Information in the Receiving Party's possession, and shall surrender all Confidential Information to the Originating Party promptly and without request upon the termination of this Agreement. The Receiving Party will not retain any copies of the Confidential Information.

          (d) In the event that a Receiving Party or any of its representatives is requested or required (by oral question, interrogatories, requests for information or documents, subpoenas, civil investigation or similar process) to disclose any of the Confidential Information, such Receiving Party will provide the Originating Party and its affiliates with prompt notice of such requests so that the Originating Party or its affiliates, as applicable, may seek an appropriate protective order, or if appropriate, waive compliance with the provisions of this Agreement. The Receiving Party will use its best efforts to obtain or assist the Originating Party and its affiliates in obtaining such a protective order.

          (e) Each of the parties agree that any breach or threatened breach of the provisions of this Section 8 shall cause immediate and irreparable injury to the other party for which there exists no adequate remedy at law. Accordingly, the parties hereby grant each other the right to appear at any time in any court of law and to obtain an order enjoining and/or restraining the Receiving Party from using and/or disclosing such Confidential Information except as such disclosure is permitted in this Agreement. The parties shall be bound by all provisions of such protective order and/or any determination of a court of competent jurisdiction.

          (f) The provisions of this Section 8 shall survive termination of this Agreement.

9. LIAISON WITH ACCOUNTANTS. A Co-Administrator shall act as liaison with each Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. A Co-Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the relevant Fund.

10. CO-ADMINISTRATORS' SYSTEMS. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Funds.


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     Advisor shall retain title to and ownership of those data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights provided by Advisor in connection with the services provided by Advisor to the Funds.

11. DISASTER RECOVERY. A Co-Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, such Co-Administrator shall, at no additional expense to the Funds, take reasonable steps to minimize service interruptions. A Co-Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by such Co-Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for services rendered by the Co-Administrators during the term of this Agreement, each Fund, on behalf of its respective Portfolio, will pay to the Co-Administrators a fee or fees, and reimburse the Co-Administrators for out-of-pocket expenses, as may be agreed to in writing by the Fund and the respective
     Co-Administrators.

13. INDEMNIFICATION. Each Fund, on behalf of its Portfolios, agrees to indemnify, defend and hold harmless each Co-Administrator and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which a Co-Administrator takes in connection with the provision of services to the relevant Fund, provided that the Fund shall not be obligated to indemnify any such person against any liability (or any expenses incident to such liability) caused by a Co-Administrator's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of its activities under this Agreement. Any amounts payable by a Fund hereunder shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 13 shall survive termination of this Agreement.

14.  RESPONSIBILITY OF THE CO-ADMINISTRATORS.

     (a) A Co-Administrator shall be under no duty to take any action hereunder on behalf of a Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by the relevant Co-Administrator and the relevant Fund in a written amendment hereto. A Co-Administrator shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement and the service level standards set forth in Exhibit C attached hereto. A Co-Administrator shall


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          be liable only for any damages arising out of its own failure to perform its duties under this Agreement to the extent such damages arise out of its own willful misfeasance, bad faith, negligence or reckless disregard of such duties.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) a Co-Administrator shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control (provided such Co-Administrator has acted in accordance with the standard of care set forth above), including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) a Co-Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which a Co-Administrator reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement to the contrary, neither Co-Administrator nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such Co-Administrator or its affiliates.

     (d) Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by a Fund against a Co-Administrator or any of its affiliates within 24 months after the Fund became aware of the claim or the Board of Trustees of the Fund is informed of specific facts that should have alerted it that a basis for such a claim might exist.

     (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (f) The provisions of this Section 14 shall survive termination of this Agreement.

     (g) Notwithstanding anything in this Agreement to the contrary, a Co-Administrator shall have no liability either for any error or omission of the other Co-Administrator or any of their predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

15.  ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

     The Co-Administrators will perform the following accounting services with respect to each Portfolio:

     (i) Journalize investment, capital share and income and expense activities;


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     (ii)   Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the "Adviser");

     (iii)  Maintain individual ledgers for investment securities;

     (iv)   Maintain historical tax lots for each security;

     (v) Reconcile cash and investment balances of the Funds with the relevant Fund's custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

     (vi) Update the cash availability throughout the day as required by the Adviser;

     (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

     (viii) Calculate various contractual expenses (E.G., advisory and custody fees);

     (ix) Monitor the expense accruals and notify Fund management of any proposed adjustments;

     (x) Control all disbursements, authorize such disbursements and act as paying agent for such disbursements upon Written Instructions;

     (xi)   Calculate capital gains and losses;

     (xii)  Determine net income;

     (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio's investments;

     (xiv) Transmit to or make available a copy of the daily portfolio valuation to the Adviser;

     (xv)   Compute net asset value;

     (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

     (xvii) Convert and maintain historical components of equity required to complete future net asset reports.


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16.  FINANCIAL ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

     The Co-Administrators will perform the following financial administration services with respect to each Portfolio:

     (i) Supply various normal and customary Portfolio statistical data as requested on an ongoing basis;

     (ii) Monitor, to the extent information is available to such Co-Administrator, the accuracy of statistical information delivered to third-party statistical agencies by the Co-Administrator;

     (iii) Prepare for execution and file each Fund's Federal and state tax returns;

     (iv) Prepare each Fund's annual and semi-annual shareholder reports; draft and coordinate the filing of Forms N-CSR, N-Q and N-PX (with voting records provided to PNC in the format requested by PNC);

     (v) Prepare and file (or coordinate the filing of) Forms 24f-2 and N-SAR for each Fund;

     (vi) Monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

     (vii) Monitor each Portfolio's compliance with the 1940 Act and with disclosure included in its prospectuses and statements of additional information;

     (viii) Assist in the selection of and coordinate contractual relationships and communications between each Fund and its contractual service providers;

     (ix) Monitor each Fund's compliance with the amounts and conditions of each state qualification;

     (x) Perform accounting services required for the Trustees Deferred Compensation Plan;

     (xi) With respect to PNC only, provide employees or officers to serve as Treasurer of each Fund and to serve as such other officers as a Fund may request, subject to the agreement of PNC;

     (xii) Prepare monthly expense budgets in accordance with each Fund's management specifications; and

     (xiii) Monitor indices and halted securities and communicate those issues that trigger the potential for security fair valuation in accordance with fair value pricing procedures established by each Fund's Board of Trustees.


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17.  FAIR VALUATION SERVICES ON A CONTINUOUS BASIS.

Each Fund desires that, in accordance with the Fair Value Pricing Procedures adopted by the Board of Trustees of the Fund ("Fair Value Pricing of Foreign Securities"), PNC use the fair value prices that are provided by a third-party pricing vendor, currently FT Interactive Data, selected by the Fund ("Pricing Vendor") in connection with certain foreign equity securities, and PNC is willing to receive and use such fair value prices from the Pricing Vendor as follows:

     (i) PNC has entered into an agreement with the Pricing Vendor for the Pricing Vendor to provide fair value prices for the relevant foreign equity securities ("Fair Value Prices") in accordance with Section II D of the Valuation Procedures for the Fund. Notwithstanding anything to the contrary herein, PNC shall not be obligated to perform the services set forth in this Section 17 unless an agreement, including all relevant schedules and appendices thereto, between PNC and the Pricing Vendor for the provision of Fair Value Prices is then-currently in effect.

     (ii) Unless a Fund directs PNC otherwise by Written Instructions, each Fund hereby authorizes and instructs PNC to: (a) under the circumstances set forth in Fair Value Pricing of Foreign Securities, receive from the Pricing Vendor, Fair Value Prices (in a format reasonably required by PNC) for those portfolios identified on Exhibit A hereto as international funds (the "International Funds") as each Fund may revise it from time to time; and (b) under the circumstances set forth in Fair Value Pricing of Foreign Securities, use such Fair Value Prices that it timely receives in all relevant calculations (e.g., NAV, total returns, yields, etc.) for the International Funds only; provided further that PNC agrees to perform only the services detailed in Exhibit D hereto. Each Fund shall provide PNC with at least ten (10) business day's written notice of any change to Exhibit A. For clarification, a Portfolio shall not be considered an International Fund, and PNC shall have no responsibility under this Section 17 with respect to any such Portfolio that is not enumerated on the then-current Exhibit A.

     (iii) Each Fund understands and agrees that PNC will not be able to employ its standard review process to the Fair Value Prices and that, absent PNC's receipt of a Fair Value Price with a manifest error, PNC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives. Each Fund hereby assumes all responsibility for the appropriateness of the International Funds' use of Fair Value Prices. Each Fund hereby represents and warrants that the Valuation Committee of the relevant International Funds has evaluated and approved the use of the Vendor's Fair Value Prices for each of the International Funds and believes such use to be consistent with (a) the Fair Value Pricing Procedures and (b) the registration statement(s) of the International Funds.


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     (iv)   Each Fund and the Advisor agrees not to use or permit the use of
            Fair Value Prices for the benefit of any Portfolio or investment vehicle not identified by this Agreement.

18.  REGULATORY ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

The Co-Administrators will perform the following regulatory administration services with respect to each Portfolio:

     (i) Prepare an annual Post-Effective Amendment to each Fund's Registration Statement, subject to review by and approval of the Fund's counsel, and coordinate with the Fund's financial printer to make such filings with the SEC;

     (ii) Assist administratively in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for each Fund in accordance with the requirements of Rules 17g-1 and 17d-1 (d) (7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees;

     (iii) Coordinate the filing of each Fund's fidelity bond with the SEC and monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

     (iv) Draft notices, agendas and resolutions for quarterly Board meetings and up to two special Board meetings subject to review and approval by each Fund's counsel;

     (v) Coordinate the preparation, assembly and mailing of Board materials for quarterly Board meetings and up to two special Board meetings (other than organizational meetings for new investment portfolios);

     (vi) Attend quarterly and up to two special Board meetings (and make presentations at such meetings as appropriate) and draft minutes of such meetings (but only if requested by Advisor to do so and subject to review and approval by each Fund's counsel);

     (vii) Maintain each Fund's corporate calendar to assure compliance with various SEC filing and Board approval deadlines;

     (viii) Maintain each Fund's files; and

     (ix) Assist in monitoring regulatory developments which may affect the Funds and assist the Funds in the handling of SEC examinations.

All regulatory services are subject to the review and approval of each Fund's counsel.

19.  ADMINISTRATIVE SUPPORT SERVICES.

     PNC GIS will perform the following administrative support services as requested by each Fund:

          (a) Assist in the development of shareholder communications including mergers and acquisitions communications (new funds, name changes, change notifications, stickers, prospectus updates), tax guides, (service level agreement standards overview), and as reasonably requested by the Fund;

          (b) Provide performance reporting materials such as monthly and quarterly Fund fact sheets, highlights and third-party rating sheets and product guides; and

          (c) Review Allegiant Fund websites for current and compliant information.

20.  DURATION AND TERMINATION.

     (a) This Agreement shall be effective on the date first above written and shall continue until August 31, 2009 (the "Initial Term"). Thereafter, this Agreement shall continue automatically for successive terms of one (1) year (each, a "Renewal Term"); provided however, that this Agreement may be terminated at the end of the Initial Term or any subsequent date by a Fund or by a Co-Administrator on ninety (90) days' prior written notice to the other parties. In the event a Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable and directly related trailing expenses incurred by the Co-Administrators, will be borne by the relevant Fund.

     (b) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of PNC to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     (c) Each Fund may terminate this Agreement prior to the end of the Initial Term or any Renewal Term if PNC fails to meet the service standards in any one category as set forth in Exhibit C to this Agreement for (i) a period of four (4) consecutive months or (ii) any six (6) months in a twelve (12) month period.

     (d) In addition, a party may terminate the Fair Value Services described in Section 17 of this Agreement on sixty (60) days' written notice to the other party. Termination of the Fair Value Services shall not terminate the Agreement which shall otherwise remain in full force and effect.

     (e) Notwithstanding anything contained in this Agreement to the contrary, if a Fund is liquidated (a "LIQUIDATION") or the assets of a Fund or one or more of a Fund's Portfolio(s) are merged or purchased or the like with or by another entity that does not use the services of PNC (a "REORGANIZATION") after the first year of this Agreement, the Fund may terminate this Agreement with respect to the Fund or such Portfolio(s), as applicable, at any time after the occurrence of such Liquidation or Reorganization event by the Board of the Fund on 90 days' written notice to PNC. In such case, if the Fund elects to terminate this Agreement as a result of a Liquidation or with respect to such Portfolio(s) involved in a Reorganization, the Fund shall pay PNC an amount equal to a "multiplier" times the greater of (x) the monthly average fees due to PNC under this Agreement during the last three whole months prior to the Liquidation or Reorganization, as applicable, for providing services to the terminating Portfolio(s) or
          (y) the monthly average fees paid to PNC for providing services to the terminating Portfolio(s) during the last three whole months prior to delivery of the notice of termination. The "Multiplier" will equal the number of months remaining in the Agreement at the time that PNC is no longer providing services to the terminating Portfolio(s) under this Agreement divided by three.

          For clarification, if this Agreement is terminated with respect to less than all of the Portfolios, this Agreement will remain in full force and effect with respect to all of the remaining Portfolios.

21. NOTICES. Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Funds or Advisor, at 200 Public Square, 5th Floor, Cleveland, Ohio 44114, Attention:
     Kathleen T. Barr,, with a copy to Audrey Talley, Esquire, Drinker Biddle & Reath, LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103 or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

22. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

23. ASSIGNMENT. PNC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that (i) PNC gives Advisor and each Fund 30 days' prior written notice of such assignment, (ii) the assignee or delegate agrees to comply with the relevant provisions of the 1940 Act, and (iii) PNC and such assignee or delegate promptly provides such information as each Fund may reasonably request and respond to such questions as each Fund may reasonably ask, relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate).

24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

26.  MISCELLANEOUS.

     (a) Notwithstanding anything in this Agreement to the contrary, each Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of a Co-Administrator hereunder without the prior written approval of a Co-Administrator, which approval shall not be unreasonably withheld or delayed.

     (b) Except as expressly provided in this Agreement, a Co-Administrator hereby disclaims all representations and warranties, express or implied, made to each Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. A Co-Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PNC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between a Fund and PNC.

     (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (g) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC's affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) each Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

27. SARBANES-OXLEY CERTIFICATIONS. PNC acknowledges that it may from time to time provide certain information that is necessary to complete a report or other filing that is required to be certified by certain of each Fund's officers pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Act") and rules and regulations promulgated from time to time thereunder (each such report or other filing, a "Certified Report"). PNC agrees that any information PNC provides that is necessary to complete a Certified Report, to its best knowledge, will be true and complete when given. PNC further agrees that any written representation or certification it provides to each Fund and/or the officers of each Fund in support of a certification by them to the SEC pursuant to the Act and/or any rules and regulations issued from time to time thereunder, to its best knowledge, will be true and correct and complete when given. This covenant shall survive termination of this Agreement.

28. BUSINESS TRUST. The names "Allegiant Funds" and "Allegiant Advantage Fund" and of any investment portfolio thereof, and any reference to the "Trustees" of Allegiant Funds and Allegiant Advantage Fund, refer respectively to the Trusts created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declarations of Trust which are hereby referred to and copies of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal offices of the Trusts. The obligations of Allegiant Funds and Allegiant Advantage Fund entered into in its name, or on behalf of any of its investment portfolios, or on behalf thereof by any of its Trustees, representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the respective Trust personally, but bind only the relevant Trust's property, and all persons dealing with any class of shares of a Trust must look solely to that Trust property belonging to such class for the enforcement of any claims against that Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING         ALLEGIANT ASSET MANAGEMENT COMPANY
(U.S.) INC.


By:    /s/ Jay F. Nusblatt              By:    /s/ Kathleen T. Barr
   ----------------------------------      -------------------------------------
Name:  Jay F. Nusblatt                  Name:  Kathleen T. Barr
     --------------------------------        -----------------------------------
Title: Senior Vice President            Title: Chief Administrative Officer
      -------------------------------         ----------------------------------

ALLEGIANT FUNDS                         ALLEGIANT ADVANTAGE FUND


By:   /s/ John Kernan                   By:    /s/ John Kernan
   ----------------------------------      -------------------------------------
Name:  John Kernan                      Name:    John Kernan
     --------------------------------        -----------------------------------
Title:  Treasurer                       Title:   Treasurer
      -------------------------------         ----------------------------------

                                    EXHIBIT A

     THIS EXHIBIT A, dated as of January 1, 2009 is Exhibit A to that certain Co-Administration and Accounting Services Agreement dated as of January 1, 2009 among PNC Global Investment Servicing (U.S.) Inc., Allegiant Asset Management Company, Allegiant Funds and Allegiant Advantage Fund.

                                 ALLEGIANT FUNDS
                                   PORTFOLIOS

                   ALLEGIANT INTERMEDIATE TAX EXEMPT BOND FUND
                        ALLEGIANT INTERMEDIATE BOND FUND
                ALLEGIANT OHIO INTERMEDIATE TAX EXEMPT BOND FUND
                      ALLEGIANT LIMITED MATURITY BOND FUND
                      ALLEGIANT TOTAL RETURN ADVANTAGE FUND
             ALLEGIANT PENNSYLVANIA INTERMEDIATE MUNICIPAL BOND FUND
                               ALLEGIANT BOND FUND
                       ALLEGIANT GOVERNMENT MORTGAGE FUND
               ALLEGIANT MICHIGAN INTERMEDIATE MUNICIPAL BOND FUND
                         ALLEGIANT ULTRA SHORT BOND FUND
                          ALLEGIANT S&P 500 INDEX FUND
                       ALLEGIANT BALANCED ALLOCATION FUND*
                         ALLEGIANT LARGE CAP GROWTH FUND
                         ALLEGIANT LARGE CAP VALUE FUND
                   ALLEGIANT MULTI-FACTOR SMALL CAP VALUE FUND
                      ALLEGIANT INTERNATIONAL EQUITY FUND*
                         ALLEGIANT SMALL CAP GROWTH FUND
                      ALLEGIANT LARGE CAP CORE EQUITY FUND
                          ALLEGIANT MID CAP GROWTH FUND
                      ALLEGIANT AGGRESSIVE ALLOCATION FUND
                     ALLEGIANT CONSERVATIVE ALLOCATION FUND
                          ALLEGIANT MID CAP VALUE FUND
                          ALLEGIANT SMALL CAP CORE FUND
                   ALLEGIANT MULTI-FACTOR SMALL CAP CORE FUND
                  ALLEGIANT MULTI-FACTOR SMALL CAP GROWTH FUND
               ALLEGIANT MULTI-FACTOR SMALL CAP FOCUSED VALUE FUND
                   ALLEGIANT OHIO MUNICIPAL MONEY MARKET FUND
                      ALLEGIANT TREASURY MONEY MARKET FUND
                           ALLEGIANT MONEY MARKET FUND
                     ALLEGIANT GOVERNMENT MONEY MARKET FUND
                     ALLEGIANT TAX EXEMPT MONEY MARKET FUND
               ALLEGIANT PENNSYLVANIA TAX EXEMPT MONEY MARKET FUND

                            ALLEGIANT ADVANTAGE FUND

                         INSTITUTIONAL MONEY MARKET FUND

*    An "International Funds" for purposes of Section 17 of this Agreement.

                                    EXHIBIT B

                          PNC DATAPATH ACCESS SERVICES

1.   PNC SERVICES

     PNC shall:

     (a) Provide internet access to PNC's DataPath ("DataPath") at www.pncgisdatapath.com or other site operated by PNC (the "Site") for Funds portfolio data otherwise supplied by PNC to Funds service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the "Accounting Services");

     (b) Supply each of the Authorized Persons ("Users") with a logon ID and Password;

     (c) Provide to Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Authorized Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PNC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing significant custom reports or enhancements are not included in the fees set forth in Section 12 of the Agreement and will be billed separately;

     (d) Utilize a form of encryption that is generally available to the public in the U.S. for standard internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

     (e) Monitor the telephone lines involved in providing the Accounting Services and inform the Fundss promptly of any malfunctions or service interruptions.

1.   DUTIES OF THE FUNDS, ADVISOR AND THE USERS

     The Funds, Advisor and/or the Users, as appropriate, shall:

     (a) Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

     (b) Keep logon IDs and passwords confidential and notify PNC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.   STANDARD OF CARE; LIMITATIONS OF LIABILITY

     (a) The Funds and Advisor acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PNC's provision of Accounting Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Funds and Advisor agrees that PNC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Accounting Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PNC's standard of care set forth in Section 14 of the Agreement.

     (b) Without limiting the generality of the foregoing or limiting the applicability of any other provision of this Exhibit B or the Agreement, including Sections 11, 14(a) and 14(b), PNC shall not be liable for delays or failures to perform any of the Accounting Services or errors or loss of data occurring by reason of circumstances beyond such party's control, which may include: functions or malfunctions of the internet or telecommunications services, firewalls, encryption systems or security devices.

                                    EXHIBIT C

                  ALLEGIANT FUNDS AND ALLEGIANT ADVANTAGE FUND
                                SERVICE STANDARDS

(Standards shall be measured on a monthly basis)

                   FUND ACCOUNTING AND ADMINISTRATION SERVICES

CATEGORY - FUND ACCOUNTING

1. Number of Accurate NAV's Reported to each Fund's transfer agent (the "Transfer Agent") divided by the Total Number of NAV's Required to Report
     to the Transfer Agent (excluding Money Market Funds):                  98%

          - "NAV" for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the change in the reported extended class NAV is greater than a full penny.

          -    Each NAV error for a given day is treated as a single NAV error.

2. Number of accurate NAV's Reported to NASDAQ divided by Number of Total NAV's Required to be Reported to NASDAQ (excluding Money Market
     Funds):                                                                98%

          - NAV for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the NAV difference is greater than a full penny.

          -    Each NAV error for a given day is treated as a single NAV error.

3. Accurate and Timely Cash Availability Reports ("CAR") to the Adviser Divided by Number of Portfolios Requiring Cash Availability
     Reporting:                                                             99%

          - Timely CAR means, notwithstanding any other clause to the contrary, delivery by 10:45 a.m. (Eastern Time) for all Portfolios with the except of the following Portfolios, which require delivery by 10:15 a.m. (Eastern Time):

                    S&P 500 Index Fund
                    International Equity Fund
                    Ohio Tax Exempt Bond Fund
                    Pennsylvania Municipal Bond Fund
                    Michigan Intermediate Municipal Bond Fund
                    Intermediate Tax Exempt Bond Fund

          - Accurate CAR means errors controllable by a Co-Administrator that resulted in an overdraft to the Portfolios.

4. Number of accurate data elements (NAVs, yields and performance) delivered to the website divided by the total number of individual data elements
     delivered:                                                              98%

          - Since these extracts are system generated, a properly approved NAV would be deemed to be accurately delivered if it were subsequently realized to be calculated in error. This error would effect the calculation in #1 above.

5. Notify the Adviser of compliance violations identified through the normal quantitative secondary compliance tests performed for each Portfolio no later than the second business day following the receipt of accurate and
     complete trade information by PNC:                                    100%

6.   Final annual and semiannual shareholder reports shall contain no material
     errors:                                                               100%

          - For purposes of this performance standard, a "material error" shall be one that requires a reprint of the report.

Note: For purposes of the foregoing calculations, the Portfolios of each Fund will be aggregated.

                                    EXHIBIT D

Services to be performed by PNC in accordance with the procedures outlined in each Fund's valuation procedures entitled "Fair Value Pricing of Foreign Securities" (the "Valuation Procedures") shall be limited to the following:

     -    Daily calculation and monitoring of the "trigger"

     - Use the appropriate futures contract for "trigger" calculations based on the timeline in Exhibit A to the Valuation Procedures

     - Communicate to the relevant Fund whenever the "trigger" is met, and calculate and release a "Fair Value NAV"

     - If the trigger has been met and Fair Value Prices timely received, PNC will also calculate whether the percentage change from that day's price for such security versus the Fair Valued Price exceeds the established threshold (currently, ten percent or one penny per share). If percentage change exceeds the threshold, PNC will promptly inform the relevant Fund.

     - Store and maintain records as detailed under the section entitled "Storage and Maintenance of records" of the Valuation Procedures.